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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                                   CONTACT: Steven C. Burke
                                                              Quidel Corporation
                                                                  (619) 552-7960


                                QUIDEL ANNOUNCES
                              MANAGEMENT TRANSITION

        San Diego, California, March 2, 1998-- QUIDEL Corp. (Nasdaq:QDEL) announced today that Steven T. Frankel has resigned as President and Chief Executive Officer and as a director of the Company. QUIDEL also announced the commencement of an immediate search to evaluate potential candidates to fill these positions. During the interim period, a four-person Executive Committee has been authorized by the full Board of Directors to manage and direct the operational aspects of QUIDEL's business.

        Mr. Frankel originally joined QUIDEL in June 1992 with over 25 years of broad operating experience within the healthcare industry. He assumed the role of Chief Executive Officer in May 1994.

        Richard C.E. Morgan, Chairman of QUIDEL, noted: "We are deeply appreciative of Steven's leadership and successes over the past six years and wish him every success in the future. Steven was instrumental during this period in QUIDEL's achievement of profitability and significant revenue growth. QUIDEL looks forward to building further upon the foundation which has now been established."

        QUIDEL Corporation discovers, develops, manufacturers and markets rapid immunodiagnostic products for point-of-care detection of human medical conditions and illnesses. These products provide simple, accurate and cost-effective diagnoses for acute and chronic conditions in the areas of reproductive and women's health, infectious diseases, allergies and autoimmune disorders. QUIDEL's products are sold to professionals in the physician's office and clinical laboratory, and to consumers through retail drug stores.
QUIDEL is based in San Diego, California.

        This press release contains forward-looking statements regarding QUIDEL and its future activities. Actual results could differ materially from those described or implied in this press release as a result of a number of factors. For more information about QUIDEL, go to http://www.quidel.com.